UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                   FORM 12b-25



                           NOTIFICATION OF LATE FILING





        (Check One): {_} Form 10-K  {_} Form 20-F   {_} Form 11-K

                     {X} Form 10-Q  {_} Form N-SAR





       For Period Ended:             August 31, 2004

                        ------------------------------------------------



                       {_} Transition Report on Form 10-K

                       {_} Transition Report on Form 20-F

                       {_} Transition Report on Form 11-K

                       {_} Transition Report on Form 10-Q

                       {_} Transition Report on Form N-SAR



       For the Transition Period Ended:

                                       ---------------------------------



         Read Instructions Before Preparing Form. Please Print or Type.



    Nothing        in this form shall be construed to imply that the Commission has verified any information contained herein.



     If     the notification relates to a portion of the filing checked above,

            identify the Item(s) to which the notification relates:





                         PART I - REGISTRANT INFORMATION



                           Crown Medical Systems, Inc.

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                             Full Name of Registrant



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                            Former Name if Applicable



                          121 West Sycamore St.

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           Address of Principal Executive Office (Street and Number)



                              Kokomo, Indiana 46901

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                            City, State and Zip Code



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                        PART II - RULES 12b-25(b) AND (c)



If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)



    | (a) The reasons described in reasonable detail in Part III of this form |

    could not be eliminated without unreasonable effort or expense;



    | (b) The subject annual report, semi-annual report, transition report on |

    Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof, will | be

    filed on or before the fifteenth calendar day following the

{X} |      prescribed due date; or the subject quarterly report of transition

    |      report on Form 10-Q, or portion thereof will be filed on or before

    |      the fifth calendar day following the prescribed due date; and



    | (c)  The accountant's statement or other exhibit required by Rule

    |      12b-25(c) has been attached if applicable.



===============================================================



                              PART III - NARRATIVE



     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K,

10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.



                  Data and other information regarding certain material

         operations of the Company as well as its financial statements required for the filing are not currently available and could not be made available without unreasonable effort and expense.



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                           PART IV - OTHER INFORMATION



(1) Name and telephone number of person to contact in regard to this notification.



          William L. Sklar                 765           456 1089

     ----------------------------    --------------    -------------------------

               (Name)                   (Area Code)     (Telephone Number)



(2) Have all other periodic reports required under Section 13 or 15(d) of the

     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act

     of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,

     identify report(s). {X} Yes {_} No



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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? {X} Yes {_} No



     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                           CROWN MEDICAL SYSTEMS, INC.

          -----------------------------------------------------------

                 (Name of Registrant as Specified in Charter)



has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date    10/15/2004                         By /s/ William L. Sklar

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                                           President